                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                                 AMENDMENT NO. 6
                    Under the Securities Exchange Act of 1934

                            SUPER 8 MOTELS III, LTD.
                                (Name of Issuer)

         UNITS REPRESENTING ASSIGNMENTS OF LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                            ------------------------
                                 (CUSIP Number)

                              Christopher K. Davis
                           Everest Properties II, LLC
                     199 South Los Robles Avenue, Suite 440
                           Pasadena, California 91101
                                 (626) 585-5920
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  July 6, 1998
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

This Amendment No. 6 amends the Schedule 13D filed with the Commission on April 30, 1997, as amended to the date hereof (the "Schedule 13D"). Capitalized terms used but not defined herein have the meanings given to them in the Schedule 13D. The following items are amended as follows:

Item 7.   Material to be Filed as Exhibit

          Item 7 is amended to include the following additional Exhibit.

          Exhibit 99.3. Agreement regarding voting of Partnership units.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 6, 1998



                         EVEREST/MADISON INVESTORS, LLC

                         By:      EVEREST PROPERTIES II, LLC, Manager


                                  By:  /s/ DAVID I. LESSER
                                       --------------------------
                                       David I. Lesser
                                       Executive Vice President


                         EVEREST LODGING INVESTORS, LLC

                         By:      EVEREST PROPERTIES II, LLC, Manager

                                   By:  /s/ DAVID I. LESSER
                                        --------------------------
                                        David I. Lesser
                                        Executive Vice President


                         EVEREST PROPERTIES, LLC


                            By: /s/ DAVID I. LESSER
                              --------------------------
                                David I. Lesser
                              Executive Vice President



                          EVEREST PROPERTIES II, LLC

                            By: /s/ DAVID I. LESSER
                              --------------------------
                                David I. Lesser
                              Executive Vice President